Exhibit 99.1

FOR IMMEDIATE RELEASE

C

	CONTACT:	Timothy C. Delmore
May 15, 2007		Arctic Cat Inc.
Chief Financial Officer
218/681-9868

Shawn Brumbaugh
Padilla Speer Beardsley Inc.
612/455-1754

ARCTIC CAT REPORTS FISCAL 2007 FOURTH-QUARTER AND FULL-YEAR RESULTS

Fourth-quarter net sales up 13%;

Company posts 7th consecutive year of record sales;

Full-year net earnings total $1.15 per diluted share on 7% net sales increase;

Company announces growth and profitability initiatives, and fiscal 2008 outlook

THIEF RIVER FALLS, Minn., May 15 – Arctic Cat Inc. (Nasdaq: ACAT) today reported net sales of $172.6 million for the fiscal fourth-quarter ended March 31, 2007, up 13 percent compared with net sales of $153.3 million in the same period last year. The fourth-quarter net loss was $1.6 million, or $0.08 per diluted share, including $0.02 per diluted share for the non-cash expense of stock options in accordance with SFAS 123(R). The company reported a net loss in the prior-year fourth quarter of $592,000, or $0.03 per diluted share, which did not include the non-cash expense of stock options.

Arctic Cat posted its seventh consecutive year of record sales, with full-year net sales increasing 7 percent to $782.4 million compared with $732.8 million last fiscal year. Full-year net earnings totaled $22.1 million, or $1.15 per diluted share, versus net earnings of $23.7 million, or $1.20 per diluted share, in fiscal 2006.  The fiscal 2007 net earnings include $0.08 per diluted share for the non-cash expense of stock options in accordance with SFAS 123(R).

“We succeeded in posting sales gains across all of our products lines in fiscal 2007 and achieved another year of record sales,” said Christopher A. Twomey, chairman and chief executive officer of Arctic Cat.  “We are pleased that we gained further market share in our ATV and snowmobile businesses, as our retail sales continued to outpace these industries. However, challenging snowmobile market conditions caused by poor snow in the Midwest and East led to increased sales incentive programs on snowmobiles, which dampened our overall profitability.”

During fiscal 2007, Arctic Cat repurchased approximately 1.1 million shares of its common stock. The company has approximately $10.8 million remaining on its current $20 million share repurchase authorization. At the end of the 2007 fourth quarter, Arctic Cat reported $75 million in cash and no long-term debt.

Arctic Cat Reports Fiscal 2007 Results

Business Line Results

All-terrain vehicle (ATV) sales grew 15 percent to $145.8 million in the 2007 fourth quarter versus $126.8 million in the same period last year. For fiscal 2007, the company’s ATV sales rose 9 percent to $431.5 million compared with $394.9 million last year. ATV revenues increased for the quarter and full-year due to strong contributions from the Prowler UTV. The company also benefited from increased international ATV sales.

“We succeeded in establishing our international dealer-direct distribution network in all major European markets during fiscal 2007, and we expect strong double-digit international growth in fiscal 2008,” said Twomey.

During the 2007 fourth quarter, Arctic Cat began full production of ATV engines at its new engine manufacturing facility in St. Cloud, Minn. This facility enables the company to increase its operational efficiency, profitability and manufacturing flexibility. Currently, the company is producing one ATV engine at this site, with plans to expand its engine production and add new ATV engines to its model line during the current fiscal year.

 “Looking ahead, we expect the Prowler and international sales to drive further ATV sales growth,” said Twomey. “In addition, we will introduce new industry leading ATV products at our June dealer show. Overall, we are very excited about our ATV growth plans.”

Snowmobile sales declined in the 2007 fourth quarter and were a negative $1.8 million, due to sales incentive accruals. In the prior-year quarter, snowmobile sales totaled $140,000. For the 2007 fiscal year, Arctic Cat’s snowmobile sales increased 4 percent to $247.0 million compared to $238.1 million in the prior year.

“As expected, our full-year snowmobile revenues were higher in fiscal 2007 than a year ago, fueled by the largest new model introduction in the company’s history,” said Twomey. “Arctic Cat’s retail snowmobile sales outpaced the industry’s overall retail sales in fiscal 2007 on the strength of our new products.”

Sales of parts, garments and accessories (PG&A) in the 2007 fourth quarter increased 9 percent to $28.6 million versus $26.4 million in the year-ago period, driven by increased sales of snow-related parts and accessories during the quarter. For the full fiscal year, PG&A sales grew 4 percent to $103.9 million, up from $99.8 million last year, primarily due to higher sales of ATV parts and accessories.

Company Announces Growth and Profitability Initiatives

Arctic Cat is announcing three strategic initiatives designed to better position the company for future growth and profitability.

First, the company plans to reorganize its business into three separate units, encompassing  ATVs, snowmobiles and PG&A. Each business unit will be led by a general manager with profit and loss responsibilities. This reorganized structure will enable the company to better focus on growing each business. Second, Arctic Cat plans to relocate its headquarters, certain corporate executives, general managers, and sales and marketing personnel to the Minneapolis area by the fall of 2007. The company’s manufacturing operations will remain in their existing locations and will not be affected. The reorganization and corporate headquarters move is anticipated to cost approximately $1.6 million after tax, or $0.09 per diluted share, in fiscal 2008. The company expects that half of this amount will be a one-time expense. Further details on the reorganization will be announced later this year.

Third, during the current fiscal year ending March 31, 2008, Arctic Cat plans a one-time reduction in its snowmobile production of approximately 30 percent to help dealers lower their snowmobile inventory levels to more closely match anticipated consumer demand in the year ahead. As previously announced in February, the company streamlined its workforce to better align its cost structure and resources with the current business conditions.

“We remain enthusiastic about the snowmobile business,” said Twomey. “We expect to maintain our technological leadership and competitive position in the snowmobile market, and will continue investing in this business at a sustainable and profitable level going forward.”

Outlook

As a result of Arctic Cat’s planned initiatives in fiscal 2008 to improve its future profitability and growth prospects, the company expects lower net sales for the fiscal year ending March 31, 2008, in the range of $710 million to $736 million. Full-year diluted earnings per share are anticipated to be in the range of $0.89 to $0.95.

Commented Twomey: “We expect continued strong growth in our ATV business in fiscal 2008 and beyond. We have already taken steps to size our workforce to realistically reflect the current snowmobile market. After a one-time production adjustment in fiscal 2008, we expect to modestly and profitably grow our snowmobile business going forward. I am confident and excited about our long-term growth prospects.”

Arctic Cat’s first-quarter net sales, for the period ending June 30, 2007, are estimated to be in the range of $70 million to $80 million versus net sales of $96.4 million in the same period last year. The net loss for the first quarter is estimated to be in the range of $0.40 to $0.47 per diluted share versus a loss of $0.23 per diluted share in the prior-year quarter. First-quarter net sales and earnings will be impacted by lower snowmobile production and a shift in ATV shipments to future quarters to better align with market demand.

Conference Call

Arctic Cat will host a conference call today to discuss the fourth-quarter and full-year results at 10:30 a.m. CT (11:30 a.m. ET). To listen to the live Webcast or replay of this call via the Internet, go to the corporate portion of the company’s Web site at www.arcticcat.com, and click on the conference call icon. A telephone replay also will be available until 6 p.m. CT on Tuesday, May 22. To access the telephone replay, dial 800-405-2236 and enter conference call ID 11089645.

About Arctic Cat

Arctic Cat Inc. designs, engineers, manufactures and markets all-terrain vehicles (ATVs) and snowmobiles under the Arctic Cat® brand name, as well as related parts, garments and accessories. Its common stock is traded on the Nasdaq Global Select Market under the ticker symbol “ACAT.” More information about Arctic Cat and its products is available at www.arcticcat.com.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for certain forward-looking statements. The Company’s Annual Report, as well as the Report on Form 10-K and future filings with the Securities and Exchange Commission, the Company’s press releases and oral statements made with the approval of an authorized executive officer, contain forward-looking statements that reflect the Company’s current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. The words “aim,” “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions that indicate future events and trends identify forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to: product mix and volume; competitive pressure on sales and pricing; increase in material or production cost which cannot be recouped in product pricing; changes in the sourcing of engines from Suzuki; warranty expenses; foreign currency exchange rate fluctuations; product liability claims and other legal proceedings in excess of insured amounts; environmental and product safety regulatory activity; effects of the weather; overall economic conditions; and consumer demand and confidence. The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

ARCTIC CAT INC.

Financial Highlights

(000s omitted, except per share amounts) (Unaudited)

	Three Months Ended		Year Ended
	March 31,		March 31,
	2007	2006	2007	2006
Net Sales	$172,574	$153,299	$782,431	$732,794
Cost of Goods Sold	146,449	130,223	640,637	596,284
Gross Profit	26,125	23,076	141,794	136,510
Selling, General and Administrative Expenses	28,327	25,263	109,861	103,775
Operating Profit (Loss)	(2,202)	(2,187)	31,933	32,735
Other Income (Expense)
Interest Income	523	582	1,139	1,556
Interest Expense	—	—	(1,026)	(105)
	523	582	113	1,451

Earnings (Loss) Before Income Taxes	(1,679)	(1,605)	32,046	34,186
Income Taxes (Benefit)	(124)	(1,013)	9,976	10,440
Net Earnings (Loss)	$(1,555)	$(592)	$22,070	$23,746
Net Earnings (Loss) Per Share
Basic	$(0.08)	$(0.03)	$1.16	$1.21
Diluted	$(0.08)	$(0.03)	$1.15	$1.20

Weighted Average Shares Outstanding:
Basic	18,361	19,405	19,030	19,642
Diluted	18,361	19,405	19,128	19,828

	March 31,
Selected Balance Sheet Data:	2007	2006
Cash and Short-term Investments	$75,277	$69,893
Accounts Receivable, net	40,428	42,295
Inventories	98,524	92,289
Total Assets	326,204	311,236
Current Liabilities	122,197	110,402
Long-term Debt	0	0
Shareholders’ Equity	192,221	189,365

	Three Months Ended			Year Ended
	March 31,			March 31,
Product Line Data:	2007	2006	Change	2007	2006	Change

All-terrain Vehicles	$145,750	$126,798	15%	$431,548	$394,873	9%
Snowmobiles	(1,820)	140	—	246,974	238,113	4%
Parts, Garments & Accessories	28,644	26,361	9%	103,909	99,808	4%
Total Sales	$172,574	$153,299	13%	$782,431	$732,794	7%

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